For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President Corporate Affairs (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS REPORTS
FOURTH QUARTER AND YEAR END RESULTS

Tarrytown, NY, March 15, 2007 - Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced its results of operations for the fourth quarter and year ended December 31, 2006.

Revenues for the fourth quarter ended December 31, 2006 totaled $21.9 million compared to $2.0 million for the same quarter in 2005. For the year ended December 31, 2006, Progenics reported revenues of $69.9 million compared to $9.5 million for the comparable period in 2005. Revenues primarily reflect reimbursement received by the Company for its research and development activities under its collaboration with Wyeth (NYSE: WYE) relating to methylnaltrexone, recognition of revenue relating to Wyeth’s upfront payment to Progenics, and government grants and contracts.

The Company’s expenses for the fourth quarter of 2006 were $25.6 million compared to $35.8 million for the fourth quarter of 2005. For the year ended December 31, 2006, expenses totaled $99.2 million compared to $81.0 million for the year ended December 31, 2005. The decrease in expenses for the fourth quarter of 2006 resulted from the $18.7 million expense in the 2005 period for our acquisition of license rights to methylnaltrexone from certain of our licensors, which was partially offset by an increase in research and development and general and administrative expenses in 2006. The increase in expenses for the year ended December 31, 2006 was principally due to increased research and development activity related to Progenics’ collaboration with Wyeth, an increase in headcount and a one-time $13.2 million expense related to our acquisition of the 50% of PSMA Development Company LLC owned by our former joint venture partner in the second quarter of 2006.

The net loss for the fourth quarter of 2006 was $1.7 million compared to a net loss of $32.7 million for the same period in 2005. The net loss per share for the fourth quarter of 2006 was $(0.07) basic and diluted, compared to a net loss per share of $(1.34), basic and diluted, for the same period of 2005. The net loss for the year 2006 was $21.6 million, compared to a net loss of $69.4 million for the same period in 2005. The net loss per share for the year 2006 was $(0.84), basic and diluted, compared to a net loss per share of $(3.33), basic and diluted, for the same period of 2005. The Company ended the year 2006 with cash, cash equivalents and marketable securities of $149.1 million. While the Company’s responsibilities under its methylnaltrexone development programs are expected to increase significantly during 2007, the related expenses will be reimbursed by Wyeth. The Company also expects spending on its virology and oncology programs will increase during 2007.

In connection with its collaboration with Wyeth, Progenics recognized revenues of $18.4 million for the fourth quarter of 2006; $4.4 million of which related to the $60.0 million upfront payment received by Progenics upon commencement of the collaboration, $9.0 million for reimbursement of Progenics’ development expenses for the fourth quarter of 2006 and $5.0 million upon the achievement by Progenics of a methylnaltrexone development milestone. For the year ended December 31, 2006, Progenics recognized $58.4 million of revenue from the Wyeth collaboration: $18.8 million from the upfront payment, $34.6 million as reimbursement of its development expenses, and the $5.0 million milestone payment.

Clinical Programs

In 2006, Progenics and Wyeth reported positive results from a phase 3 study of a subcutaneous formulation of methylnaltrexone in patients with advanced illness who are experiencing opioid-induced constipation. Methylnaltrexone is an investigational drug being developed in collaboration with Wyeth to treat the peripheral side effects of opioid analgesics without interfering with pain relief. These results will support a New Drug Application (NDA) that Progenics anticipates submitting to the U.S. Food and Drug Administration (FDA) in March 2007.

In 2006, Progenics and Wyeth initiated two pivotal studies of an intravenous formulation of methylnaltrexone in the post-operative setting, which resulted in a $5 million milestone payment to Progenics. The companies recently announced plans to begin clinical trials of a new formulation of oral methylnaltrexone, because the initial formulation did not exhibit sufficient clinical activity to advance into phase 3 testing.

Progenics completed enrollment and dosing in December 2006 of a phase 1b clinical study of PRO 140 in patients infected with HIV. PRO 140 is a humanized monoclonal antibody that binds CCR5, and thereby is designed to prevent HIV from entering and infecting immune system cells. The Company expects to announce results from this phase 1b in the first half of 2007.

The Company also announced the expansion of its collaboration with Seattle Genetics, Inc. (NASDAQ: SGEN) to include activities intended to accelerate the manufacture and development of Progenics’ prostate-specific membrane antigen (PSMA) antibody-drug conjugate (ADC). In the second half of 2007, Progenics anticipates filing an Investigational New Drug Application to begin clinical testing of PSMA-ADC in patients with metastatic prostate cancer.

“We set ambitious goals for the Company in 2006, and I am proud to report on our many successful achievements,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive Officer and Chief Science Officer. “Building on these accomplishments, our employees and investigators are diligently working towards our most significant milestone yet: the submission of our first NDA with the FDA, which is for subcutaneous methylnaltrexone in patients receiving palliative care.”

Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology and oncology. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation and post-operative ileus. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1b studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company is developing in vivo immuno-therapies for prostate cancer, including a human monoclonal antibody-drug conjugate directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

(Financial Tables Follow)

PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except net loss per share) unaudited
	Three Months Ended		Year Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Revenues:
Contract research and development from collaborator	$18,355		$58,415
Contract research and development from JV		$207		$988
Research grants and contracts	3,576	1,814	11,418	8,432
Product sales	3	27	73	66
Total revenues	21,934	2,048	69,906	9,486

Expenses:
Research and development	18,997	12,065	61,711	43,419
In-process research and development			13,209
License fees - research and development	25	19,255	390	20,418
General and administrative	6,121	4,179	22,259	13,565
Other	429	314	1,656	3,611
Total expenses	25,572	35,813	99,225	81,013

Operating loss	(3,638)	(33,765)	(29,319)	(71,527)

Other income/expense	1,926	1,068	7,701	2,098

Net loss	$(1,712)	$(32,697)	$(21,618)	$(69,429)

Net loss per share; basic and diluted	$(0.07)	$(1.34)	$(0.84)	$(3.33)

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) unaudited
	December 31, 2006	December 31, 2005

Cash, cash equivalents and marketable securities	$149,100	$173,090
Accounts receivable	1,699	3,287
Fixed assets, net	11,387	4,156
Other assets	3,725	3,470
Total assets	$165,911	$184,003

Liabilities	$55,065	$71,271
Stockholders’ equity	110,846	112,732
Total liabilities and stockholders’ equity	$165,911	$184,003

DISCLOSURE NOTICE: The information contained in this document is current as of March 15, 2007. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com